UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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United Parcel Service, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Transcript of 2016 Video Message from David Abney
of United Parcel Service, Inc.

The following is the transcript of a video message by David Abney, Chairman and Chief Executive Officer of United Parcel Service, Inc. (“UPS”), that was posted online on March 14, 2016 in connection with UPS’s 2016 Annual Meeting of Shareowners to be held on May 5, 2016:

Hello, I’m David Abney, Chairman and CEO of United Parcel Service. And I’m really excited talking about our company and the importance of your proxy vote. Our company’s consolidated volume was 4.7 billion packages in 2015. That’s up 2.1 percent from 2014 due to our innovative technology and solutions. And our successful peak season helped us grow revenue to $58.4 billion and generate record operating profit, net income, and earnings per share in 2015. We’re clearly creating value – value for our customers, investors, and our people. Our superior logistics portfolio is opening more opportunities and growth in key markets. By now, you have received materials we filed with the SEC about our 2016 annual meeting of shareowners. You’ll see our 2015 results, our executive compensation, and other information about our company, including instructions on ways to vote your proxy. I strongly urge you to read this information. The annual meeting is your opportunity to make your voice heard, and I encourage all shareowners to vote their shares. Your vote makes a difference. We’re excited about what we’re accomplishing at UPS. Excited about our growth. And excited about our potential. On behalf of our Board of Directors, our leadership team, and all UPSers, I offer thanks and appreciation for your support. Let’s keep a good thing growing.